News Release

Integra LifeSciences Reports First Quarter 2022 Financial Results
PRINCETON, N.J., April 27, 2022 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the first quarter ending March 31, 2022.

First Quarter 2022 Highlights
•Revenues of $376.6 million increased 4.6% on a reported basis and 5.6% on an organic basis compared to the prior year.
•GAAP earnings per diluted share of $0.39, compared to $0.53 in the first quarter of 2021; adjusted earnings per diluted share of $0.74, compared to $0.69 in the prior year.
•The Company is raising its previous full-year 2022 organic growth guidance of 3.5% to 5% to a new range of 3.8% to 5.2%, reflecting the better than expected first quarter revenue results. Reported revenue growth is reaffirmed at 2.5% to 3.5%. Adjusted earnings per share guidance range reaffirmed at $3.27 to $3.35.

“I am pleased with the resilience shown by Integra colleagues as we navigated the COVID-19 Omicron wave early in the quarter,” said Jan De Witte, Integra’s president and chief executive officer. “With global procedure volumes improving in March, our strong execution enabled us to deliver better-than-expected first quarter revenue with organic growth exceeding five percent.”

First Quarter 2022 Consolidated Performance

Total reported revenues of $376.6 million increased 4.6% on a reported basis and 5.6% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 62.1%, compared to 59.5% in the first quarter of 2021. Adjusted gross margin was 67.7%, compared to 67.3% in the prior year.
Adjusted EBITDA for the first quarter of 2022 was $93.5 million, or 24.8% of revenue, compared to $89.9 million, or 25.0% of revenue, in the prior year.
The Company reported GAAP net income of $32.9 million, or $0.39 per diluted share, in the first quarter of 2022, compared to a GAAP net income of $45.4 million, or $0.53 per diluted share, in the prior year. GAAP net income for the first quarter 2021 included a gain of $42.9 million from the divestiture of the Extremity Orthopedics business, which was completed in January of 2021.
Adjusted net income for the first quarter of 2022 was $62.0 million, or $0.74 per diluted share, compared to $59.0 million, or $0.69 per diluted share, in the prior year.

First Quarter 2022 Segment Performance
•Codman Specialty Surgical (66% of Revenues)
•Total revenues were $247.3 million, representing reported growth of 2.5% and organic growth of 5.0% compared to the first quarter of 2021, driven by strength in Neurosurgery. Sales in the first quarter benefited from our recently-launched CereLink® ICP Monitoring System, as well as a late quarter recovery in neurosurgery procedures.

•Tissue Technologies (34% of Revenue)
•Total revenues were $129.3 million, representing reported growth of 8.8% and organic growth of 6.9% compared to the first quarter of 2021, driven by favorable timing in Private Label customer orders and growth in Wound Reconstruction and Care led by sales in our Integra® Dermal Matrices and SurgiMend®.

Strategic Initiatives and Key Developments
•Advancing key products

•NeuraGen® 3D, the Company's new peripheral nerve repair product, launched late in the first quarter. This innovative product is a nerve guide matrix designed to optimize the environment for nerve regeneration and may allow for more complete functional recovery following mid-gap nerve repair when compared to hollow nerve conduits alone.

•Following our U.S. and Europe launch of CereLink® in the third quarter of 2021, we expanded market coverage to Canada and Australia as well as several indirect markets through the first quarter.

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $44 million in the quarter. Net debt at the end of the quarter was $1.15 billion, and the consolidated total leverage ratio was 2.5x.
As of quarter end, the Company had total liquidity of approximately $1.66 billion, including approximately $407 million in cash and the remainder available under the revolving credit facility.
The Company completed the previously announced $125 million accelerated share repurchase program (ASR) in the first quarter. The Company received 1.48 million shares at inception of the ASR on January 14, 2022, which represented approximately 80% of the expected total shares. Upon settlement of the ASR in March 2022, the Company received an additional 0.46 million shares determined using the volume-weighted average price of the Company's common stock during the term of the transaction.

In addition, on April 26, 2022, the Board of Directors authorized the Company to repurchase up to $225 million of the Company’s common stock. The program allows the Company to repurchase its shares opportunistically from time to time. The repurchase authorization expires in December 2024. This stock repurchase authorization replaces the previous $225 million stock repurchase authorization, of which $100 million remained authorized at the time of its replacement, and which was otherwise set to expire on December 31, 2022. Purchases may be effected through one or more open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, accelerated share repurchases, tender offers or open market solicitations for shares, some of which may be effected through Rule 10b5-1 plans, or a combination of the foregoing. The timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time.

2022 Outlook
For the second quarter 2022, the Company expects reported revenues in the range of $392 million to $400 million, representing reported growth of approximately 0.5% to 2.5% and organic growth of approximately 2.8% to 4.8%. Adjusted earnings per diluted share are expected to be in a range of $0.78 to $0.82.

For the full year 2022, the Company is raising its organic growth expectations from an initial range of 3.5% to 5% to now 3.8% to 5.2%. This reflects the better-than-expected first quarter 2022 revenue performance but also reflects current uncertainty in global markets as well as continuing supply constraints. 2022 full year reported revenue guidance remains unchanged, within a range of $1,580 million to $1,600 million, representing reported growth of approximately 2.5% to 3.5%. This revenue guidance reflects absorbing an additional 30 basis points unfavorable currency impact, principally driven by the continuing strengthening of the US dollar against other currencies we transact sales.

Organic sales growth excludes acquisitions and divestitures as well as the effects of foreign currency and the year-over-year change in revenue from discontinued products. Organic growth includes ACell as of January 20, 2022.

Full year 2022 adjusted earnings per diluted share guidance is unchanged and is expected to be in a range of $3.27 to $3.35.

The Company is providing forward-looking guidance regarding adjusted earnings per diluted share but is not providing a reconciliation to GAAP earnings per share, because certain GAAP expense items are highly variable, and management is unable to predict them with reasonable certainty and without unreasonable effort. Specifically, the financial impact and timing of divestitures, acquisitions, integrations, structural optimization and efforts to comply with the EU Medical Device Regulation are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. These expense items could have a material impact on GAAP results. Adjusted earnings per diluted share also excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be approximately $0.76 per diluted share for the full-year 2022.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Wednesday, April 27, 2022, to discuss first quarter 2022 financial results, and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.
Access to the live call is available by dialing (800)-289-0720 and using the passcode 5706502. A simultaneous webcast of the call will be available via the Company’s website at www.integralife.com. A webcast replay of the call can be accessed through the Investor Relations homepage of Integra's website at www.integralife.com. A replay of the call will be available until May 7, 2022 by dialing (888) 203-1112 and using the passcode 5706502.

About Integra
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Aurora®, Bactiseal®, BioD™, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, Gentrix®, ICP Express®, Integra®, Licox® , MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen® , NeuraWrap™ , PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, and income tax expense (benefit) related to non-GAAP adjustments and other items, capital return plans and expectations and plans with respect to strategic initiatives and product development. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the magnitude and duration of the COVID-19 pandemic and its effects on our employees, customers, patients, suppliers and distributors, including the economic impacts of the various recommendations, orders and protocols issued by governmental agencies and other regulatory bodies; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel reorganization in its Tissue Technologies segment; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Devices Regulation; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2021 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization;

(ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) intangible asset amortization expense; and (v) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment.

Reconciliations of GAAP revenues to organic revenues and GAAP adjusted net income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended March 31, 2022 and 2021, and the free cash flow and adjusted free cash flow conversion for the quarters ended March 31, 2022 and 2021, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:

Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:

Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Total revenues, net	$376,638	$360,071

Costs and expenses:
Cost of goods sold	142,569	145,823
Research and development	24,085	22,374
Selling, general and administrative	159,926	156,633
Intangible asset amortization	3,894	4,527
Total costs and expenses	330,474	329,357

Operating income	46,164	30,714

Interest income	1,377	1,748
Interest expense	(11,655)	(12,929)
Gain from sale of business	—	42,876
Other income, net	3,429	4,869
Income before income taxes	39,315	67,278
Income tax expense	6,414	21,884
Income from continuing operations
Net income	$32,901	$45,394

Net income per share:
Diluted net income per share	$0.39	$0.53

Weighted average common shares outstanding for diluted net income per share	84,276	85,258

The following table presents revenues disaggregated by the major sources for the three months ended March 31, 2022 and 2021 (amounts in thousands):

	Three Months Ended March 31,
	2022	2021	Change
Neurosurgery	194,675	189,254	2.9%
Instruments	52,633	51,987	1.2%
Total Codman Specialty Surgical	247,308	241,241	2.5%

Wound Reconstruction and Care	94,630	88,698	6.7%
Private Label	34,700	30,132	15.2%
Total Tissue Technologies	129,330	118,830	8.8%
Total reported revenues	376,638	360,071	4.6%

Impact of changes in currency exchange rates	4,608
Less contribution of revenues from acquisitions	(2,715)	—
Less contribution of revenues from divested products	(814)	(169)
Less contribution of revenues from discontinued products	(2,317)	(4,485)
Total organic revenues(1)	$375,400	$355,417	5.6%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2022

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	574	854	2,077	(1,065)	—	(1,292)	—
Structural Optimization charges	6,320	2,932	3,294	94	—	—	—
EU Medical Device Regulation charges	9,513	744	3,531	5,238	—	—	—
Intangible asset amortization expense	20,094	16,200	—	—	3,894	—	—
Estimated income tax impact from above adjustments and other items	(7,422)	—	—	—	—	—	(7,422)
Depreciation expense	9,591	—	—		—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2021

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	(27,001)	8,047	7,837	1,578	—	(44,463)	—
Structural Optimization charges	3,979	1,868	1,571	540	—	—	—
EU Medical Device Regulation charges	5,748	264	2,086	3,398	—	—	—
Intangible asset amortization expense	22,541	—	—	—	22,541	—	—
Estimated income tax impact from above adjustments and other items	(8,362)	—	—	—	—	—	(8,362)
Depreciation expense	9,427	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses. The Company completed the sales of its Extremity Orthopedics business and recognized a gain of $42.9 million for the three months ended March 31, 2021 which was partially offset by other acquisition, divestiture and integration-related charges.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2022	2021

GAAP net income	32,901	45,394
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	29,685	31,968
Other (income) expense, net	(2,136)	(3,282)
Interest expense, net	10,278	11,181
Income tax expense	6,414	21,884
Structural optimization charges	6,320	3,979
EU Medical Device Regulation charges	9,513	5,748
Acquisition, divestiture and integration-related charges(1)	574	(27,001)
Total of non-GAAP adjustments	60,648	44,477
Adjusted EBITDA	$93,548	$89,871

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021

GAAP net income	32,901	45,394
Non-GAAP adjustments:
Structural optimization charges	6,320	3,979
Acquisition, divestiture and integration-related charges(1)	574	(27,001)
EU Medical Device Regulation charges	9,513	5,748
Intangible asset amortization expense	20,094	22,541
Estimated income tax impact from adjustments and other items	(7,422)	8,362
Total of non-GAAP adjustments	29,079	13,629
Adjusted net income	$61,980	$59,023

Adjusted diluted net income per share	$0.74	$0.69
Weighted average common shares outstanding for diluted net income per share	84,276	85,258

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2022	December 31, 2021

Cash and cash equivalents	$407,092	$513,448
Trade accounts receivable, net	234,010	231,831
Inventories, net	328,005	317,386

Current and long-term borrowing under senior credit facility	869,772	869,257
Borrowings under securitization facility	112,000	112,500
Long-term convertible securities	565,155	564,426

Stockholders' equity	$1,615,197	$1,684,804

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2022	2021

Net cash provided by operating activities	$44,344	$69,081
Net cash used in investing activities	(14,067)	(117,566)
Net cash used by financing activities	(133,465)	(3,015)
Effect of exchange rate changes on cash and cash equivalents	(3,168)	(9,690)

Net decrease in cash and cash equivalents	$(106,356)	$(61,190)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$44,344	$69,087

Purchases of property and equipment	(9,325)	(6,675)
Free cash flow	35,019	62,412

Adjusted net income(1)	$61,980	$59,023
Adjusted free cash flow conversion	56.5%	105.7%

	Twelve Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$287,681	$252,102

Purchases of property and equipment	(50,672)	(29,045)
Free cash flow	237,009	223,057

Adjusted net income(1)	$274,649	$226,343
Adjusted free cash flow conversion	86.3%	98.6%

(1) Adjusted net income for quarters ended March 31, 2022 and 2021 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.